                                                                  Exhibit 99

[ESSI letterhead]


For further information, please contact
Daniel E. Kreher
(314) 553-4915

                      ENGINEERED SUPPORT REPORTS RECORD
                    SECOND QUARTER REVENUES AND EARNINGS;
                           INCREASES 2004 FORECAST

    o     REVENUES UP 68% TO $210.1 MILLION

    o     NET EARNINGS FROM CONTINUING OPERATIONS ADVANCE 116% TO $18.3 MILLION

    o EARNINGS PER SHARE FROM CONTINUING OPERATIONS DOUBLES TO $.66 FOR CURRENT QUARTER VS. $.33 IN 2003

    o     FORECASTED EPS FOR 2004 RAISED TO $2.65 - $2.70 ON REVENUE GAINS


         ST. LOUIS, MO. - MAY 25, 2004 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) reported record second quarter net income from continuing operations of $18.3 million, or $.66 per diluted share, for the period ended April 30, 2004, compared to $8.5 million, or $.33 per diluted share, for the same period last year. Net revenues for the quarter advanced 68% to a record $210.1 million on the strength of recent acquisitions and exceptional organic growth, according to JERRY DANIELS, VICE CHAIRMAN AND CEO.

Second quarter operating income from continuing operations of a record $30.0 million was 112% above the $14.1 million for the same quarter in the prior year. The current quarter's results include a non-cash amortization charge of $2.2 million for customer-related intangible assets determined as a result of the recently completed final valuation of the TAMSCO acquisition, as discussed below. As a percentage of net revenues, operating income from continuing operations was 14.3% for the current quarter as compared to 11.3% for the second quarter of fiscal 2003. Earnings before interest, income taxes, depreciation and amortization (EBITDA) from continuing operations for the current quarter totaled $34.4 million, or 16.4% of net revenues, for the current quarter, compared to $16.3 million in the prior year.

Quarterly net revenues increased primarily due to the inclusion of the results of the Company's most recent acquisitions combined with significant organic revenue growth. Technical and Management Services Corporation (TAMSCO), Engineered Environments, Inc. (EEi) and Pivotal Power Inc. (Pivotal Power), each acquired within the past twelve months, generated net revenues of $59.3 million (prior the exclusion of inter-segment revenues), $2.7 million and $2.0 million, respectively, during the second quarter of 2004. Excluding the impact of these three acquisitions, net revenues increased an impressive $21.1 million, or 17%, quarter over quarter.

Net income from continuing operations for the second quarter climbed 116% to a record $18.3 million (8.7% of net revenues) compared to $8.5 million (6.8% of net revenues) last year. Gross profits increased $23.6 million as compared to the prior year. Benefits of the recent acquisitions noted above combined with incremental profit contributions from existing business units, most notably within the Support Systems business segment, led to the significant advancement in reported results for the quarter.

For the first six months of 2004, net income from continuing operations totaled $34.1 million, or $1.23 per diluted share, compared to $16.9 million, or $.67 per diluted share in 2003. Net revenues for the first half of 2004 were $405.3 million compared to $246.7 million for the same period in the prior year.

BUSINESS SEGMENT RESULTS

For the second quarter, the Support Systems segment reported net revenues of $130.0 million compared to $101.1 million (prior to the elimination of inter-segment revenues in each period) for the same period in the prior year, a 28.7% increase. The improved results reflect the inclusion of a combined $4.7 million in net revenues from EEi and Pivotal Power during the second quarter and overall higher revenues at existing business units. Net organic revenue growth for the Support Systems segment during the current quarter totaled $24.2 million, an impressive 23.9%. The programs with the largest revenue gains during the quarter included the Field Deployable Environmental Control Unit (FDECU), which is deployed extensively in worldwide U.S. military operations, and the Manportable Surveillance and Target Acquisition Radar (MSTAR), which is serving a wide range of defense applications including base perimeter security. Comparatively lower revenue levels on the Tunner 60K Aircraft Cargo Loader/Transporter partially offset these increases for the period.

Quarterly operating income for the Support Systems segment climbed to $28.3 million (21.8% of segment revenues) compared to $11.2 million (11.0% of segment revenues) last year. Incremental gross profit contributions, cost savings realized under the Company's facility rationalization initiatives and the absorption of corporate overhead costs by the Support Services business segment led to the improved results for the Support Systems segment.

Daniels commented, "Internal revenue growth in the Systems segment of nearly 24% for the quarter reflects the impact of additional production levels for existing military support products such as power generation equipment and environmental control units to meet increased customer requirements. Product deliveries on our large MSTAR project with Northrop-Grumman for the U.S. Air Force commenced during the quarter as well, further boosting revenues and earnings. Company-wide consolidation of production efforts under our facility rationalization program, the implementation of lean manufacturing practices and our increasing use of intercompany work orders amongst our manufacturing subsidiaries has paid tangible benefits as evidenced by the advancement in margins in our Support Systems segment seen over the past few quarters."

Net revenues of the Support Services segment climbed to $86.5 million compared to $24.8 million (prior to the elimination of inter-segment revenues in each period) for the second quarter of 2003, principally due the inclusion of results of TAMSCO during the current period. TAMSCO's revenues have continued to exceed previous expectations primarily due to additional activity under the eight-year, $2.9 billion ceiling Rapid Response (R2) contract and an expansion of its satellite telecommunications work. It should be noted that a significant portion of revenues on R2 relate to work performed by TAMSCO's subcontractor teammates, including other Engineered Support subsidiaries, and nominally carry lower than normal profit markups compared to projects containing a greater content of TAMSCO-provided labor. However, intercompany projects awarded via the R2 contract typically yield very attractive margins for the performing subsidiary thus enhancing Engineered Support's overall operating profits.

The Support Services segment's operating margin was negatively impacted during the current quarter by non-cash amortization charges of $2.2 million for customer-related intangible assets determined to total $29.9 million as a result of the final valuation of the TAMSCO acquisition completed during the second quarter. This amount had previously been classified as non-amortizable goodwill on the Company's balance sheet. In accordance with existing accounting requirements, the Company expects to record quarterly amortization of approximately $0.5 million for these intangibles prospectively over the remaining contractual lives of the underlying contracts, the longest which runs for a fifteen-year period.

In addition, during the second quarter, the Company realized comparatively lower revenue and profit contributions from its Deployable Power Generation and Distribution System (DPDGS) related to the timing of order receipt and required deliveries to the detriment of Support Services operating margins. DPGDS revenues are expected to be much stronger the second half of fiscal 2004.

As a result of the foregoing, the segment's operating margin was just 1.9% for the second quarter of 2004 compared to historical operating margins for the segment which have averaged approximately 8% to 9% for the past three quarters since the May 2003 TAMSCO acquisition. Segment operating profit totaled $1.7 million in the current quarter compared to $3.0 million in the prior year.

Daniels commented, "The Support Services segment had another outstanding quarter in terms of revenue generation and overall business growth. The Service segment's business has benefited from increased demand for satellite communications integration products and services related to heightened military operations around the globe. In addition, TAMSCO's position as one of a limited number of prime contractors on the CECOM R2 contract has created numerous new business opportunities as well. While a certain amount of the R2 projects do involve our outside subcontractor partners thereby carrying a lower notional profit margin, we have also generated a significant amount of incremental work through R2 that has been performed within the ESSI family of companies. This additional business has boosted the revenues and margins of our Support Systems segment quite nicely over the past few quarters. As we increasingly utilize the R2 and similar contract vehicles to gain incremental business throughout the Company, we expect this synergistic relationship between our two business segments will continue to flourish."

ENTERED ORDERS AND BACKLOG

Second quarter entered orders totaled $283.3 million in 2004 bringing total entered orders for the year to $567.0 million compared to $335.6 million at the same time last year. Orders for the Support Services segment have been particularly strong in 2004 comprising more than 45% of this total. The Company anticipates continued strong order flow for the remainder of the year to support its revenue base for 2004 and beyond. At April 30, 2004, total contract backlog, including unfunded options on existing contracts, totaled $1.5 billion compared to $1.1 billion one year ago.

REVISED 2004 FORECAST

Daniels concluded, "In consideration of our reported results, record levels of funded backlog, strong entered orders and the outlook for the remainder of the year, we are increasing our 2004 revenue and earnings forecast at this time. We currently expect that 2004 revenues will now come in at approximately $840 million compared to $780 million previously forecast. Earnings per share from continuing operations should now range between $2.65 and $2.70 -- $.15 above our previously provided forecast.

Clearly, 2004 has been an outstanding year of revenue and earnings growth for Engineered Support. The impact of acquisitions, accelerated contract deliveries and heightened customer demand have all combined to drive our financials to unforeseen levels. In addition, the increasing likelihood for prolonged military involvement in Southwest Asia by U.S. forces well into 2006 has created a fertile environment for the type of support and sustainment products and services that we offer. We expect that these contributing factors will continue to positively impact our business for the foreseeable future and are, accordingly, quite encouraged by our prospects."

In conjunction with this release, Engineered Support Systems will host a conference call, which will be simulcast over the Internet. Michael F. Shanahan, Sr., Chairman, Jerry Daniels, Vice Chairman and CEO, Gerald A. Potthoff, President and COO, and Gary C. Gerhardt, Vice Chairman and CFO, will host the call, which is scheduled for today, May 25, 2004 at 11:00 a.m. EDT. Listeners can access the conference call live and archived over the Internet via the Company's website at http://www.engineeredsupport.com.

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. Important factors which could cause the Company's actual results to differ materially from those projected in, or inferred by, forward-looking statements include, but are not limited to, the following: the decision of any of the Company's key customers, including the U.S. government, to reduce or terminate orders with the Company; cutbacks in defense spending by the U.S. government; increased competition in the Company's markets; the Company's ability to achieve and integrate acquisitions; and other risks discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.


                             - charts follow -

                                     ENGINEERED SUPPORT SYSTEMS, INC.
                                        SUMMARY FINANCIAL DATA
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED              SIX MONTHS ENDED
                                                        APRIL 30                       APRIL 30
                                              ---------------------------     --------------------------
                                                 2004            2003            2004           2003
                                                 ----            ----            ----           ----
                                                      (UNAUDITED)                     (UNAUDITED)

Net Revenues from
  Continuing Operations                        $ 210,136       $ 125,057       $ 405,266      $ 246,720
                                              ===========     ===========     ===========    ===========

EBITDA from
   Continuing Operations*                      $  34,429       $  16,317       $  62,945      $  32,733

Depreciation and Amortization                      4,432           2,194           6,701          4,371
                                              -----------     -----------     -----------    -----------

Operating Income from
   Continuing Operations                       $  29,997       $  14,123       $  56,244      $  28,362
                                              ===========     ===========     ===========    ===========

Net Income from
   Continuing Operations                       $  18,323       $   8,479       $  34,066      $  16,920

Net Income from
   Discontinued Operations                                           157                            294
                                              -----------     -----------     -----------    -----------
Net Income                                     $  18,323       $   8,636       $  34,066      $  17,214
                                              ===========     ===========     ===========    ===========

Earnings per Share:
   Basic - Continuing Operations               $    0.71       $    0.35       $    1.34      $    0.71
   Basic - Discontinued Operations                                  0.01                           0.01
                                              -----------     -----------     -----------    -----------
   Basic - Total                               $    0.71       $    0.36       $    1.34      $    0.72
                                              ===========     ===========     ===========    ===========

   Diluted - Continuing Operations             $    0.66       $    0.33       $    1.23      $    0.67
   Diluted - Discontinued Operations                                0.01                           0.01
                                              -----------     -----------     -----------    -----------
   Diluted - Total                             $    0.66       $    0.34       $    1.23      $    0.68
                                              ===========     ===========     ===========    ===========

* Earnings before interest, income taxes, depreciation and amortization.

                                               April 30        October 31
                                                 2004             2003
                                             ------------     ------------

Funded Backlog of Orders                      $  695,132       $  533,439

Options on Existing Orders                       775,327          922,735
                                             ------------     ------------
                                              $1,470,459       $1,456,174
                                             ============     ============

                                          ENGINEERED SUPPORT SYSTEMS, INC.
                                              SUMMARY FINANCIAL DATA
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                       APRIL 30                               APRIL 30
                                             ----------------------------          ------------------------------
                                                2004              2003                2004                2003
                                                ----              ----                ----                ----
                                                      (UNAUDITED)                           (UNAUDITED)

EBITDA from
   Continuing Operations*                     $ 34,429          $ 16,317            $ 62,945            $ 32,733

Interest Expense, Net                             (203)             (223)               (847)               (630)

Income Tax Provision                           (11,470)           (5,421)            (21,326)            (10,818)

Net Decrease
   in Working Capital
   and Other Assets                             20,321            26,292             (20,104)             27,921
                                             ----------        ----------          ----------          ----------

Net Cash Provided by
   Continuing Operations                      $ 43,077          $ 36,965            $ 20,668            $ 49,206
                                             ==========        ==========          ==========          ==========


* Earnings before interest, income taxes, depreciation and amortization (EBITDA) is, in the opinion of Company management, a valuable analytical tool useful by both the Company and the investment community in determining financial performance relative to the Company's historical results of operations, as well as those of its peers. EBITDA is a non-GAAP financial measure.

                                               ENGINEERED SUPPORT SYSTEMS, INC.
                                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                          APRIL 30                               APRIL 30
                                                   ---------------------                  ----------------------
                                                     2004         2003       % CHANGE       2004          2003       % CHANGE
                                                     ----         ----       --------       ----          ----       --------
                                                        (UNAUDITED)                             (UNAUDITED)

Net revenues                                       $210,136     $125,057       68.0%      $405,266      $246,720       64.3%
Cost of revenues                                    156,711       95,274       64.5%       305,570       189,791       61.0%
                                                   --------     --------                  --------      --------
Gross profit                                         53,425       29,783       79.4%        99,696        56,929       75.1%
Selling, general and administrative expense          23,389       14,467       61.7%        43,386        27,374       58.5%
Restructuring expense                                    39        1,193                        66         1,193
                                                   --------     --------                  --------      --------
Operating income from continuing operations          29,997       14,123      112.4%        56,244        28,362       98.3%
Interest expense, net                                  (203)        (223)     (9.0)%          (847)         (630)      34.4%
Gain (loss) on sale of assets                            (1)                                    (5)            6
                                                   --------     --------                  --------      --------
Income from continuing operations                    29,793       13,900      114.3%        55,392        27,738       99.7%
Income tax provision                                 11,470        5,421      111.6%        21,326        10,818       97.1%
                                                   --------     --------                  --------      --------
Net income from continuing operations                18,323        8,479      116.1%        34,066        16,920      101.3%

Income from discontinued
   operations, net of income tax                                     157                                     294
                                                   --------     --------                  --------      --------
Net income                                         $ 18,323     $  8,636      112.2%      $ 34,066      $ 17,214       97.9%
                                                   ========     ========                  ========      ========

Basic earnings per share (1):
   Continuing operations                           $   0.71     $   0.35      102.9%      $   1.34      $   0.71       88.7%
   Discontinued operations                                          0.01                                    0.01
                                                   --------     --------                  --------      --------
   Total                                           $   0.71     $   0.36       97.2%      $   1.34      $   0.72       86.1%
                                                   ========     ========                  ========      ========

Diluted earnings per share (1):
   Continuing operations                           $   0.66     $   0.33      100.0%      $   1.23      $   0.67       83.6%
   Discontinued operations                                          0.01                                    0.01
                                                   --------     --------                  --------      --------
   Total                                           $   0.66     $   0.34       94.1%      $   1.23      $   0.68       80.9%
                                                   ========     ========                  ========      ========

Weighted average common shares outstanding (1):
   Basic                                             25,922       24,117        7.5%        25,489        23,993        6.2%
                                                   ========     ========                  ========      ========
   Diluted                                           27,858       25,515        9.2%        27,704        25,389        9.1%
                                                   ========     ========                  ========      ========

(1) All share and per share amounts have been adjusted to reflect a 3-for-2 stock split as of October 31, 2003.

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                                     8

                                               ENGINEERED SUPPORT SYSTEMS, INC.
                                                   BUSINESS SEGMENT RESULTS
                                                       (IN THOUSANDS)

                                                     THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                          APRIL 30                               APRIL 30
                                                   ---------------------                  ----------------------
                                                     2004         2003       % CHANGE       2004          2003       % CHANGE
                                                     ----         ----       --------       ----          ----       --------
                                                        (UNAUDITED)                             (UNAUDITED)

NET REVENUES:

Support Systems                                    $130,034     $101,050       28.7%      $241,828      $197,800       22.3%

Support Services                                     86,515       24,758      249.4%       175,657        50,240      249.6%

Intersegment Revenues                                (6,413)        (751)                  (12,219)       (1,320)
                                                   --------     --------                  --------      --------

   Total                                           $210,136     $125,057       68.0%      $405,266      $246,720       64.3%
                                                   ========     ========                  ========      ========


OPERATING INCOME FROM CONTINUING OPERATIONS:

Support Systems                                    $ 28,340     $ 11,163      153.9%      $ 47,322      $ 23,261      103.4%

Support Services                                      1,657        2,960     (44.0)%         8,922         5,101       74.9%
                                                   --------     --------                  --------      --------

                                                     29,997       14,123      112.4%        56,244        28,362       98.3%

Interest expense, net                                  (203)        (223)     (9.0)%          (847)         (630)      34.4%

Gain (loss) on sale of assets                            (1)                                    (5)            6
                                                   --------     --------                  --------      --------

Income from continuing
  operations before income taxes                   $ 29,793     $ 13,900      114.3%      $ 55,392      $ 27,738       99.7%
                                                   ========     ========                  ========      ========

                                       ENGINEERED SUPPORT SYSTEMS, INC.
                                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                                 (IN THOUSANDS)

                                                                            APRIL 30               OCTOBER 31
                                                                              2004                    2003
                                                                              ----                    ----
                                                                           (UNAUDITED)

ASSETS
Current Assets:
  Cash and cash equivalents                                                 $ 21,745                $  2,880
  Accounts receivable                                                        107,582                  90,805
  Contracts in process and inventories                                        65,847                  50,959
  Deferred income taxes                                                        5,939                   5,939
  Other current assets                                                         4,735                   4,668
                                                                            --------                --------
          Total current assets                                               205,848                 155,251

Property, plant and equipment                                                 52,541                  50,366
Goodwill                                                                     172,200                 191,332
Acquired customer-related intangibles                                         37,328                  11,049
Other assets                                                                  13,663                  11,303
                                                                            --------                --------
          Total Assets                                                      $481,580                $419,301
                                                                            ========                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable                                                             $ 56,000                $ 73,100
  Current maturities of long-term debt                                           411                      90
  Accounts payable                                                            66,678                  48,609
  Other current liabilities                                                   48,901                  62,762
                                                                            --------                --------
          Total current liabilities                                          171,990                 184,561

Long-term debt                                                                   754
Other liabilities                                                             37,234                  37,573
Shareholders' Equity                                                         271,602                 197,167
                                                                            --------                --------
          Total Liabilities and Shareholders' Equity                        $481,580                $419,301
                                                                            ========                ========

                                  * * * *